Exhibit n.11

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 333-223830) on Form N-2 of Solar Senior Capital, Ltd. of our report dated February 19, 2018, relating to the financial statements of NorthMill LLC and Subsidiaries as of December 31, 2017 and for the period October 20, 2017 through December 31, 2017.

/s/ RSM US LLP

Blue Bell, Pennsylvania

May 24, 2018